Exhibit 107
Calculation of Filing Fee Tables
Form S-4
(Form Type)
Glacier Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Other	5,320,117	N/A	$246,659,970	0.0001531	$37,763.64

Fees Previously Paid	—	—	—	—	—	—		—

	Total Offering Amounts					$246,659,970		$37,763.64

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$37,763.64

(1)
Represents the maximum number of shares of common stock, par value $0.01 per share, estimated to be issuable by Glacier Bancorp, Inc. (“Glacier”), upon the consummation of the merger with Bank of Idaho Holding Co. (“BOID”) described herein. The number of Glacier common stock being registered is an estimate based on (i) the exchange ratio of 1.1000 of a share of Glacier common stock for each share of common stock, no par value per share, of BOID multiplied by (ii) the sum of (x) 3,520,047 BOID common shares outstanding as of February 26, 2025, plus (y), plus 927,165 BOID non-voting
Class B shares outstanding as of February 26, 2025, plus (z) the estimated maximum number of BOID common shares reserved for issuance under BOID’s equity award plans, which equals 389,258 as of February 26, 2025.

(2)
Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rules 457(c) and 457(f) under the Securities Act, the proposed maximum offering price of $246,659,970 is the product of (A) $51.00 (the average of the high and low prices of the last sale reported for BOID common shares as reported on The OTC Markets on February 21, 2025), times (B) 4,836,470 (the maximum number of BOID common shares expected to be exchanged for the common stock being registered, including, 3,520,047 BOID common shares issued and outstanding, 927,165 BOID non-voting
Class B shares outstanding, and 389,258 common shares reserved for issuance under BOID’s equity award plans, in each case, as of February 26, 2025).